Exhibit 10.2

AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 (the “Amendment”) to the Executive Employment Agreement (the “Employment Agreement”) entered into effective as of March 24, 2011, by and between Colfax Corporation, a Delaware corporation (the “Company”) and Clay H. Kiefaber (the “Executive”), is itself by and between the Company and the Executive and is entered into effective as of April 22, 2012 (the “Effective Date”). The Amendment makes the following changes to the Employment Agreement as of the Effective Date:

1. The first sentence of Section 1 of the Employment Agreement entitled “Positions, Duties and Term” is hereby amended to replace the term “its President and Chief Executive Officer” with the term “Chief Executive Officer of ESAB Global and Executive Vice President of the Company.”

2. The introductory paragraph of Section 4 of the Employment Agreement entitled “Termination Without Cause or for Good Reason” is hereby amended to replace the final sentence with the following sentence:

In addition, in connection with a resignation or termination described in this Section 4, and subject to the requirements of Section 4.3, the Executive shall be entitled to the benefits described in Section 4.1 and, to the extent applicable, Section 4.2, and except to the extent otherwise required under Section 4.2 or Section 10.7, the payments shall be made, and the benefits shall be provided, upon employment termination or as soon as reasonably practicable thereafter.

3. The introductory clause to Section 4.1 of the Employment Agreement entitled “Severance and Pro-Rata Bonus” is hereby amended in its entirety to read as follows:

With respect to termination of employment under this Section 4 only, the benefits under this Section 4.1 shall consist of the following:

4. Section 4.2 of the Employment Agreement entitled “Change in Control Termination Accelerated Vesting” is hereby amended in its entirety to read as follows:

4.2 Accelerated Vesting and Special Extended Exercisability. With respect to termination of employment under this Section 4 only, the benefits under this Section 4.2 shall consist of the following:

(i)

All equity or equity-based awards held by the Executive at termination of employment, including but not limited to, stock options, restricted stock, restricted stock units, whether or not granted as performance-based awards, and which at the time of termination of employment are subject only to time-vesting based on service (the “Time Vested Awards”), shall become vested and non-forfeitable on a Pro-Rata Basis to the extent not already so vested; provided, however, that if the Executive’s resignation or termination under this

Section 4 shall occur within 3 months prior to a Change in Control Event or within two (2) years after a Change in Control, the Time Vested Awards shall become fully vested and non-forfeitable; and

(ii)	Subject to Section 4.2(iii) and the clarification described in the next sentence, with respect all equity and equity-based awards held by the Executive which are subject to cancellation in the event the stated performance objectives are not satisfied, including but not limited to, stock options, restricted stock, restricted stock units, and for which at the time of the Executive’s termination of employment, the performance objectives have not been satisfied (the “Performance-Based Awards”), the awards shall become vested and non-forfeitable on a Pro-Rata Basis, but only if at the end of the performance period the performance objectives are achieved; provided, however, that if the Executive’s resignation or termination under this Section 4 shall occur within 3 months prior to a Change in Control Event or within two (2) years after a Change in Control, the Performance Awards shall become fully vested and non-forfeitable. With respect to the provision for vesting and non-forfeiture of an award on a Pro-Rata Basis as described herein, only the performance periods under the award that have already commenced as of the time of termination of employment shall be taken into account to determine whether the performance objectives ultimately are achieved, and any performance period that has not commenced at the time of termination shall be disregarded for purposes of determining whether the award becomes vested and non-forfeitable on a Pro-Rata Basis; and

(iii)	The amount of Performance-Based Awards eligible to become vested under Section 4.2(ii) shall be determined by the level of achievement of the performance objectives; provided, however, that if the Executive’s resignation or termination under this Section 4 shall occur within 3 months prior to a Change in Control Event or within two (2) years after a Change in Control, the earnings level shall not be conditioned on awaiting the end of the performance period and achievement of the performance objectives, and instead the performance objectives upon which the earning of the Performance-Based Award is conditioned shall be deemed to have been met at the greater of (A) target level at the date of termination, or (B) actual performance at the date of termination; and

(iv)	If the Executive’s resignation or termination under this Section 4 shall occur within 3 months prior to a Change in Control Event or within two (2) years after a Change in Control, any performance objectives upon which the earning of any other long-term incentive awards (including cash awards) is conditioned shall be deemed to have been met at the greater of (A) target level at the date of termination, or (B) actual performance at the date of termination.

Except as provided above in this Section 4.2, all other terms of the awards described herein shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted.

5. A new Section 10.8 is hereby added to the Employment Agreement to read as follows:

10.8 Pro-Rata Basis. For purposes of Section 4.2, the Pro-Rata Basis of vesting shall mean vesting in an amount equal to a fraction not to exceed 1, the numerator of which is the number of days the Executive was employed by the Company from the grant date for such award to the date of termination and the denominator of which is the total number for days from the grant date until the date that full vesting of the award would have been achieved.

6. Except as expressly provided herein, the terms and conditions of the Employment Agreement shall remain in full force and effect and shall be binding on the parties hereto.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Amendment, or have caused this Amendment to be duly executed and delivered in their name and on their behalf, intending to be legally bound by its terms, as of the Effective Date, as if the provisions hereof were originally included in the Employment Agreement. By singing this Amendment, the Executive hereby consents to his new position with the Company, and the Executive furthermore acknowledges and agrees that his acceptance of and transition to the new position and duties does not give rise to Good Reason under the Employment Agreement.

COLFAX CORPORATION

By:	/s/ C. Scott Brannan
Name:	C. Scott Brannan
Title: Senior Vice President, Finance and Chief Financial Officer

CLAY H. KIEFABER

/s/ Clay H. Kiefaber

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